Filed pursuant to Rule No. 424(b)(3)
                                                      File Number 333-64930


                        PROSPECTUS SUPPLEMENT NO. 4


                            VENATOR GROUP, INC.
                                $150,000,000
               5.50% Convertible Subordinated Notes due 2008
      and shares of common stock issuable upon conversion of the notes


         This prospectus supplement supplements the prospectus dated August 1, 2001 of Venator Group, Inc. relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders' interests) of up to $150,000,000 principal amount at maturity of notes and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby amended to add the entities named below as selling securityholders.



                                 AGGREGATE PRINCIPAL                         NUMBER OF SHARES
                                 AMOUNT AT MATURITY                          OF COMMON STOCK        PERCENTAGE OF
                                     OF NOTES         PERCENTAGE OF NOTES       THAT MAY            SHARES OF COMMON
NAME                             THAT MAY BE SOLD         OUTSTANDING           BE SOLD (1)       STOCK OUTSTANDING(2)
----                             ----------------         -----------          ------------       --------------------

Arkansas Teachers Retirement      $ 3,386,000             2.257%                214,222                  *
Baptist Health of South Florida   $   453,000               *                    28,659                  *
Boston Museum of Fine Art         $    47,000               *                     2,973                  *
Engineers Joint Pension Fund      $   439,000               *                    27,774                  *
Enterprise Convertible
  Securities Fund                 $   114,000               *                     7,212                  *
Goldman Sachs and Company         $    33,000               *                     2,087                  *
Innovest Finanzdienstleistungs    $   500,000               *                    31,633                  *
Lumbermens                        $   459,000               *                    29,039                  *
Motion Pictures Industry          $   508,000               *                    32,139                  *
Nicholas Applegate Convertible
Fund                              $ 1,263,000               *                    79,906                  *
Physicians Life                   $   173,000               *                    10,945                  *
San Diego City Retirement         $   841,000               *                    53,207                  *
San Diego County Convertible      $ 1,689,000             1.126%                106,858                  *
Screen Actors Guild               $   466,000               *                    29,482                  *
Wake Forest University            $   668,000               *                    42,262                  *
Writers Guild                     $   275,000               *                    17,398                  *
Wyoming State Treasurer           $   936,000               *                    59,218                  *

* Less than one percent (1%).

(1) Assumes conversion of all of the holder's notes at a conversion rate of 63.2671 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes - Conversion of the Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 139,471,607 shares of common stock outstanding as of June 2, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

         Investing in the notes or shares of common stock involves risks that are described in the "Risk Factors" section beginning on page 7 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is October 4, 2001.